Exhibit 10.1

CHANGE OF CONTROL AGREEMENT

THIS AGREEMENT effective July 1, 2005, by and between HERSHA HOSPITALITY TRUST, a Maryland real estate investment trust, (the “Company”), and Michael R. Gillespie (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive to serve as the Chief Accounting Officer; and

WHEREAS, the parties desire to enter into this Change of Control Agreement effective as of July 1, 2005 as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual obligations hereinafter set forth the parties agree as follows:

1.    Employment. The Company shall employ the Executive, and the Executive agrees to be so employed, as the Chief Accounting Officer of the Company on the terms set forth herein.

2.    Term. The term (the “Term”) of the Executive’s employment hereunder shall commence on July 1, 2005 and shall continue until terminated by either party upon not less than thirty (30) days’ prior notice to the other party. Notwithstanding the foregoing, termination of this Agreement and any termination of the Executive’s employment hereunder shall be subject to the provisions of Sections 5 and 6 of this Agreement.

3.    Services. The Executive shall devote such amount of his time and attention to the Company’s affairs as are necessary to perform his duties to the Company. The Executive shall have authority and responsibility with respect to the day-to-day operations and management of the Company and Hersha Hospitality Limited Partnership (the “Partnership”), for which the Company currently serves as sole general partner, and the Company’s other subsidiaries, as well as implementation of the long range growth strategy of the Company and the Partnership and other subsidiaries of the Company, consistent with direction from the Company’s Board of Trustees (the “Board”).

4.    Compensation.

(a)    During the Term, the Company shall pay the Executive for his services an initial annual base salary of $140,000, to be paid in accordance with the Company’s regular payroll procedures, subject to any increases approved by the Compensation Committee of the Board (the “Compensation Committee”).

5.    Definitions. For purposes of this Agreement, the following terms shall have the following definitions:

(a)    “Voluntary Termination” means, the Executive’s voluntary termination of his employment hereunder, which may be effected by the Executive giving the Board not less than thirty (30) days’ prior written notice of the Executive’s desire to terminate his employment or the Executive’s failure to provide substantially all the services described in Section 3 hereof for a period greater than four consecutive weeks by reason of the Executive’s voluntary refusal to perform such services. Notwithstanding the foregoing, if the Executive gives notice of Voluntary Termination and, prior to the expiration of the notice period, the Executive voluntarily refuses or fails to provide substantially all the services described in Section 3 hereof for a period greater than two consecutive weeks, the Voluntary Termination shall be deemed to be effective as of the date on which the Executive so ceases to carry out his duties. For purposes of this Section 5, voluntary refusal to perform services shall not include taking vacation otherwise permitted, the Executive’s failure to perform services on account of his illness or the illness of a member of his immediate family (provided such illness is adequately substantiated at the reasonable request of the Company), or any other absence from service with the written consent of the Board. A Voluntary Termination shall not include the Executive’s resignation with Good Reason (as defined below).

(b)    “Termination Without Cause” means the termination of the Executive’s employment by the Company for any reason other than Voluntary Termination or Termination With Cause.

(c)    “Termination With Cause” means the termination of the Executive’s employment by act of the Board for any of the following reasons:

(i)    the Executive’s conviction for a felony;

(ii)    the Executive’s theft, embezzlement, misappropriation of or intentional and malicious infliction of damage to the Company’s (or its subsidiaries’) property or business opportunity;

(iii)    the Executive’s continuous neglect of his duties hereunder or his continuous failure or refusal to follow any reasonable, unambiguous duly adopted written direction of the Board or any duly constituted committee thereof that is not inconsistent with the description of the Executive’s duties set forth in Section 3 above and;

(v)    the Executive’s abuse of alcohol, drugs or other substances, or his engaging in other deviant personal activities in a manner that, in the reasonable judgment of the Board, adversely affects the reputation, goodwill or business position of the Company.

6.    Voluntary Termination; Termination With Cause.    If (i) the Executive shall cease being an employee of the Company on account of a Voluntary Termination or (ii) there shall be a Termination With Cause, the Executive shall not be entitled to any compensation after the effective date of such Voluntary Termination or Termination With Cause (except base salary and vacation accrued but unpaid on the effective date of such event).

7.    Change of Control Compensation.

(a)    Compensation. In the event of a Change of Control (as defined below), during the first year of employment, and a subsequent Termination Without Cause, the Company shall pay the Executive his pro-rata annual salary, bonus and health insurance benefits for a period of three months following the termination. In the event of a Change of Control (as defined below), during the second and third year of employment, and a subsequent Termination Without Cause, the Company shall pay the Executive his pro-rata annual salary, bonus and health insurance benefits for a period of six months following the termination. In the event of a Change of Control (as defined below) and subsequent Termination Without Cause, the Company shall fully vest the Executive’s share awards and stock options, regardless of any vesting schedule. At the Executive’s election, the Change of Control compensation may be made in one lump sum upon termination or in three equal monthly payments for the three months following such termination.

(b)    A “Change of Control”, for purposes of this Agreement, shall be deemed to have occurred if, at any time during the Term, any of the following events occurs:

(i)    any “person”, as that term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes, is discovered to be, or files a report on Schedule l3D or 14D-l (or any successor schedule, form or report) disclosing that such person is, a beneficial owner (as defined in Rule 13d-3 under the Exchange Act or any successor rule or regulation), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors;

(ii)    individuals who, as of the Effective Date, constitute the Board cease for any reason to constitute at least a majority of the Board, unless any such change is approved by the vote of at least 80% of the members of the Board in office immediately prior to such cessation;

(iii)    the Company is merged, consolidated or reorganized into or with another corporation or other legal person, or securities of the Company are exchanged for securities of another corporation or other legal person, and immediately after such merger, consolidation, reorganization or exchange less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction;

(iv)    the Company in any transaction or series of related transactions, sells all or substantially all of its assets to any other corporation or other legal person and less than a majority of the combined voting power of the then- outstanding securities of such corporation or person immediately after such sale or sales are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Company immediately prior to such sale;

(v)    the Company and its affiliates shall sell or transfer of (in a single transaction or series of related transactions) to a non-affiliate business operations or assets that generated at least two-thirds of the consolidated revenues (determined on the basis of the Company’s four most recently completed fiscal quarters for which reports have been filed under the Exchange Act) of the Company and its subsidiaries immediately prior thereto;

(vi)    the Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K (or any successor, form or report or item therein) that a change in control of the Company has occurred; or

(vii)    any other transaction or series of related transactions occur that have substantially the effect of the transactions specified in any of the preceding clauses in this sentence.

(c)    Certain Transactions., Unless otherwise determined in a specific case by majority vote of the Board of Trustees of the Company, a Change of Control shall not be deemed to have occurred for purposes of this Agreement solely because (i) the Company, (ii) an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities or (iii) any Company-sponsored employee stock ownership plan, or any other employee benefit plan of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-l, Form 8-K or Schedule 14A (or any successor schedule, form or report or item thereon) under the Exchange Act, disclosing beneficial ownership by it of shares of stock of the Company, or because the Company reports that a Change of Control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

(d)    Good Reason. “Good Reason,” for purposes of this Agreement, shall be deemed to mean any of the following:

(i)    a change in the Executive’s status, position or responsibilities (including reporting responsibilities) which, in the Executive’s reasonable judgment, does not represent a promotion from the Executive’s status, position or responsibilities as in effect immediately prior to a Change of Control; the assignment to the Executive of any duties or responsibilities which, in the Executive’s reasonable judgment, are inconsistent with such status, position or responsibilities; or any removal of the Executive from or failure to reappoint or reelect the Executive to any of such positions, except in connection with a Termination With Cause as defined in Section 5(c), as a result of the Executive’s death or Permanent Disability, or by Voluntary Termination;

(ii)    a reduction in the Executive’s base salary bonus arrangement as in effect on the date hereof or as the same may be increased from time to time;

(iii)    the relocation of the Company’s executive offices to a location outside a thirty-mile radius of New Cumberland, Pennsylvania and Philadelphia, Pennsylvania and/or the Company’s requiring the Executive to be based at any place other than a location within a thirty-mile radius of New Cumberland, Pennsylvania or Philadelphia, Pennsylvania, except for reasonably required travel on the Company’s business which is not materially greater than such travel requirements prior to the Change of Control;

(iv)    the failure by the Company to continue to provide the Executive with compensation and benefits provided for under this agreement or benefits substantially similar to those provided to the Executive under any of the employee benefit plans in which the Executive is or becomes a participant, or the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change of Control;

(v)    any material breach by the Company of any provision of this Agreement; or

(vi)    the failure of the Company to obtain a satisfactory agreement from any successor or assign of the Company to assume and agree to perform this Agreement.

8.    Applicable Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

9.    Assignment. The Executive acknowledges that his services are unique and personal. Accordingly, the Executive may not assign his rights or delegate his duties or obligations under this Agreement. The Company’s rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon the Company’s successors and assigns.

10.      Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

In WITNESS WHEREOF, the Parties hereto have executed this Change of Control Agreement as of the date first set forth above.

HERSHA HOSPITALITY TRUST

BY:______________________________

EXECUTIVE

BY: ______________________________